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                              TRANSITION AGREEMENT

                  THIS TRANSITION AGREEMENT (the "Agreement") is being made this ____ day of April, 1999 by and between PREDICT IT CORP., a Delaware corporation with offices located at 41 East 11th Street, New York, New York 10003 ("PIC"), and TOM COURTS ("Courts" or "Employee").

                  WHEREAS, PIC and Courts previously entered into an employment agreement (the "Employment Agreement"), dated August 15, 1998, pursuant to which Courts has acted as President and Chief Executive Officer of PIC, and PIC and Courts previously entered into a Termination by Resignation Agreement represented in a letter dated January 11, 1999 ("Resignation Agreement");

                  WHEREAS, PIC entered into an Agreement and Plan of Merger by and between PIC and WDC Development, Inc. ("WDC"), pursuant to which PIC will merge (the "Merger") into WDC to form a surviving company known as Predict It, Inc. ("Surviving Company");

                  WHEREAS, the Board of Directors of PIC pursuant to their rights under the Resignation Agreement have informed Courts that it is their desire that Courts resign his position as President and Chief Executive Officer of the Company; provided, however, that the effective date of such termination shall be May 15, 1999 ("Effective Date"), and not within "five (5) business days" of request for resignation as outlined in the Resignation Agreement;

                  WHEREAS, the Board of Directors of PIC have duly elected Courts to serve as Chairman of the Board of Directors of PIC for a term of not less than six (6) months;



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                  WHEREAS, in anticipation of Courts' resignation, PIC and
Courts have agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Termination of Employment. Courts hereby agrees to resign as of the Effective Date as the President and Chief Executive Officer of the PIC, and PIC hereby acknowledges that the termination of Courts' employment has occurred other than for cause, as defined in Section 9(a) of the Employment Agreement.

                  2. Severance. As of the Effective Date and as a result of Courts' resignation from PIC, and in full satisfaction of PIC's obligations under the Employment Agreement, Courts shall be entitled to receive the following:

                           (a) Courts' salary, payable in equal semi-monthly
installments at the annual rate of $125,000 for a period of six months, pursuant to Section 9(e) of the Employment Agreement.

                  3. Appointment to Board of Directors. Courts has been duly elected to and shall serve as the Chairman of the Board of Directors of PIC, upon the terms and conditions contained herein, for a term commencing as of the Effective Date and ending six (6) months after the Effective Date (the "Term"). During the Term, Courts will fulfill all usual duties as the Chairman of the Board of Directors of PIC. In consideration for Courts' service as Chairman of the Board of Directors of PIC for the Term, Courts shall receive an option (the "Option") to purchase one hundred thousand (100,000) shares of common stock, par value $.01 per share, of the Surviving Company at an exercise price of $.60 per share. The Option shall vest in quarterly amounts over a period of


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one (1) year from the Effective Date. In the event that Courts is removed as
Chairman for any reason during the Term, the Option shall immediately vest.

                  4. Consulting Services. Courts may on occasion be asked by PIC to provide services beyond the scope of the Chairman position, ("Consulting Services") upon mutually acceptable terms.

                  5. Expenses. Courts shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of PIC.

                  6. Assignment and Assumption. PIC and Courts acknowledge and agree that the Employment Agreement and this Agreement and all terms and provisions contained herein, shall be assigned to and assumed by the Surviving Company.

                  7. Mutual Release from Claims.

                     (a) Courts hereby releases and discharges PIC from and against any and all liabilities, claims, controversies, settlements, actions, causes of action, demands, debts, damages, judgments and obligations of any nature whatsoever, occurring, arising out of, or relating to any period of time prior to the date of this Agreement, including any and all liabilities, claims, controversies, settlements, actions, causes of action, demands, debts, damages, judgments, obligations, rights or duties arising out of or relating to the Employment Agreement, whether known or unknown, at law or in equity, that he had or now has or hereinafter can, shall or may have. Notwithstanding the foregoing, Courts does not release PIC from any liabilities that may occur, arise


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out of or relate to any period of time between the date of this Agreement and the Effective Date with respect to (i) compensation due to Courts under Section 3(a) of the Employment Agreement; (ii) expenses that may be due Courts under
Section 4 of the Employment Agreement; or (iii) benefits due to Courts under
Section 3(b) of the Employment Agreement.

                           (b) PIC hereby releases and discharges Courts from
and against any and all liabilities, claims, controversies, settlements, actions, causes of action, demands, debts, damages, judgments and obligations of any nature whatsoever, including any and all liabilities, claims, controversies, settlements, actions, causes of action, demands, debts, damages, judgments, obligations, rights or duties arising out of or relating to the Employment Agreement, occurring, arising, or relating to any period of time prior to the date of this Agreement, whether known or unknown, at law or in equity, that he had or now has or hereinafter can, shall or may have. Notwithstanding the foregoing, PIC does not release Courts from any liabilities that may occur, arise out of or relate to any period of time between the date of this Agreement and the Effective Date with respect (i) Courts' obligations under (i) Section 6 of the Employment Agreement; (ii) Section 7 of the Employment Agreement; or
(iii) Section 8 of the Employment Agreement.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                PREDICT IT CORP.


                                By:
                                    -----------------------------------
                                Name:
                                Title:


                                ---------------------------------------
                                Name: Tom Courts


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